Exhibit 10.2

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (hereafter “Agreement”) is entered into between Christopher Mitchell (the “Executive”), and Accuray Incorporated (the “Company”), effective on the eighth calendar day following the Executive’s signature (the “Effective Date”), unless he revokes his acceptance in accordance with the terms of Section 6(b), below.

WHEREAS, the Executive was Senior Vice President, General Counsel of the Company, pursuant to the terms of an employment offer letter dated May 3, 2007 (the “Employment Agreement”);

WHEREAS, the Executive resigned effective September 11, 2008; and

WHEREAS, the Company and the Executive now wish to document the termination of their employment relationship and fully and finally to resolve all matters between them;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1.                                       Resignation of Employment.  The Executive confirms his resignations of his employment and of his position as an officer of the Company effective September 11, 2008 (the “Resignation Date”).  The parties hereby acknowledge and agree that the Executive’s resignation of employment constitutes a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).  As of the Resignation Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company nor the Executive shall have any further obligations thereunder, except as expressly provided herein.  Notwithstanding the foregoing, the Company shall be obligated to Executive for severance payments and continuation of benefits as contemplated by Section 8 of the Employment Agreement and as set forth in Section 3 below.

2.                                       Payment of Accrued Wages and Expenses.  The Executive acknowledges receipt, on the Resignation Date, of an amount equal to all accrued wages through the Resignation Date, including accrued, unused vacation and/or paid time off, less applicable taxes and other authorized withholding.  The Executive shall be promptly reimbursed for all expenses incurred by him on behalf of the Company, and submitted on or before October 31, 2008 for reimbursement in accordance with the Company’s expense reimbursement policies.   The Executive also acknowledges receipt of his bonus for the Company’s 2008 fiscal year.

3.                                       Cash Severance Benefits and COBRA Premiums.  The Executive agrees that, except as set forth in this Agreement, he is entitled to no additional pay or benefits in conjunction with the termination of his employment.  Subject to Section 22(b) of this Agreement, ten days following the Effective Date of this Agreement, the Company shall pay to the Executive, in a lump-sum, cash severance in the gross amount of $286,713.70 (two hundred eighty-six thousand, seven hundred thirteen dollars and seventy cents) (the “Severance Payment”), which the parties acknowledge and agree represents the amount of the “Severance Payment” calculated under, and as defined in, Section 8(a) of the Employment Agreement, consisting of eight months’ base salary ($173,334.20), target bonus at 50% of the Executive’s base salary for a period of eight months ($86,667.10), and pro-rated bonus for the current fiscal year at target ($26,712.40).  The Severance Payment shall be paid net of applicable taxes and other authorized withholding.  In addition, in the event that the Executive elects to continue healthcare coverage pursuant to the Consolidated Omnibus Budget and Reconciliation Act  (“COBRA”) for himself, his spouse and his children, as applicable and to the extent eligible, the Company shall pay the Executive’s COBRA premiums for the period commencing on the date on which the Executive’s Company-sponsored healthcare coverage would otherwise terminate (absent COBRA) and ending on the earlier to occur of the eight (8) month anniversary of such date or the expiration of the period during which the Executive would be entitled to continuation coverage under COBRA absent this provision.

4.                                       Stock Options and Restricted Stock Units.  The Executive acknowledges that as of the Resignation Date, the Executive was vested in Stock Options and Restricted Stock Units (“RSUs”) as reflected in the report attached as Exhibit A hereto.  The Executive further acknowledges that vesting in the Stock Options and RSUs ceased on the Resignation Date, and all Stock Options and RSUs not then vested were cancelled and forfeited as of that date.  Except as specifically set forth herein, the Executive’s rights with respect to Stock Options and RSUs issued to him are governed by the Stock Option and Restricted Stock Unit Agreements entered into between the Executive and the Company, and the applicable Company equity incentive plan(s) and Notice(s) of Grant.

5.                                       Outplacement Assistance and Executive Coaching Services.  The Company will pay for outplacement assistance for the Executive in an amount not to exceed $10,000 (ten thousand dollars), provided that the Executive receives such outplacement assistance on or before December 31, 2010.  Outplacement assistance shall be provided by Challenger Gray and Christmas.  The Executive shall continue to have access to executive coaching through Anthony Smith, to the extent that such services were purchased by the Company on his behalf prior to the Resignation Date, provided that the Executive receives such executive coaching on or before December 31, 2010.

6.                                       General Release of Claims by the Executive.

(a)                                  The Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, executives, attorneys, agents and representatives, and executive benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations, including, without limitation, the California Family Rights Act, the California Fair Employment and Housing Act and the California Labor Code.

Notwithstanding the generality of the foregoing, the Executive does not release the following claims and rights:

(i)                                     Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)                                  Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iii)                               The Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that the Executive does release his right to secure damages for any alleged discriminatory treatment;

(iv)                              The Executive’s rights under the Indemnification Agreement between Company and Executive and under applicable law (including California Labor Code Section 2802), the General Corporation Law of Delaware and the Company’s D&O policy to seek indemnity for acts committed, or omissions, within the course and scope of the Executive’s employment duties; and

(v)                                 Claims for breach of this Separation Agreement.

(b)                                 In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges that he is aware of the following:

(i)                                     This Section and this Agreement are written in a manner calculated to be understood by the Executive.

(ii)                                  The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which the Executive signs this Agreement.

(iii)                               This Agreement provides for consideration in addition to anything of value to which the Executive is already entitled.

(iv)                              The Executive has been advised to consult an attorney before signing this Agreement.

(v)                                 The Executive has been granted forty-five (45) days after he is presented with this Agreement to decide whether or not to sign this Agreement.  If the Executive executes this Agreement prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the forty-five (45) day period.

(vi)                              The Executive has the right to revoke this general release within seven (7) days of signing this Agreement.  In the event this general release is revoked, this Agreement will be null and void in its entirety, and the Executive will not receive the benefits of this Agreement.

If the Executive wishes to revoke this agreement, he must deliver written notice stating that intent to revoke, in accordance with the notice provisions of Section 17 of this Agreement, on or before 5:00 p.m. on the seventh (7th) day after the date on which the Executive signs this Agreement.

7.                                       The Company’s Release of Claims. The Company voluntarily releases and discharges the Executive and his heirs, successors, administrators, representatives and assigns from all Claims which it may have against the Executive as the result of his employment or the discontinuance of his employment and that are based upon facts known, or which in the exercise of reasonable diligence should have been known, to the Company’s Board of Directors.  Notwithstanding the foregoing, nothing herein shall release or discharge any Claim by the Company against the Executive, or the right of the Company to bring any action, legal or otherwise, against the Executive as a result of any failure by him to perform his obligations under this Agreement, or as a result of any acts of intentional misconduct or recklessness (including, but not limited to, fraud, embezzlement, misappropriation, or other malfeasance).

8.                                       Waiver of Rights Under California Civil Code Section 1542.  The Company and the Executive acknowledge that they have been advised of and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Being aware of said code section, the Company and the Executive hereby expressly waive any rights they may have thereunder, as well as under any other statutes or common law principles of similar effect; provided, however, that such waiver is not intended to affect claims expressly preserved under the terms of the parties’ respective releases.

9.                                       Nondisparagement.  The Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, executives or business.  The Company agrees that neither its Board members nor officers shall disparage or otherwise communicate negative statements or opinions about the Executive.

10.                                 Restrictive Covenants.  The Executive acknowledges his continuing obligations, pursuant to Section 10(a), (b) and (d) of the Employment Agreement.

11.                                 Cooperation.  The Executive agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation that the Company or any government entity may conduct.    The Company shall reimburse the Executive for all out of pocket expenses reasonably incurred by him in compliance with this Section 11.

12.                                 Executive’s Representations and Warranties.  The Executive represents and warrants that:

(a)                                  He has been paid all wages owed to him by the Company, including all accrued, unused vacation and/or paid time off, as of the date of execution of this Agreement;

(b)                                 As of the date of execution of this Agreement, he has not sustained any injuries for which he might be entitled to compensation pursuant to California’s Workers Compensation law;

(c)                                  The Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will he do so in the future, except as specifically allowed by this Agreement.

13.                                 Confidential Information; Return of Company Property.

(a)                                  The Executive hereby expressly confirms his continuing obligations to the Company pursuant to Section 10(a) of the Employment Agreement, and pursuant to the Employee Invention Assignment and Confidentiality Agreement executed by the Executive, a copy of which is attached as Exhibit B and incorporated herein by reference.

(b)                                 The Executive shall deliver to the Company within five days of the Resignation Date, all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company and its customers’, business plans, marketing strategies, products, processes or business of any kind, and all originals and copies of documents that contain proprietary information or trade secrets of the Company that are in the possession or control of the Executive or his agents or representatives.

(c)                                  The Executive shall return to the Company within five days of  the Resignation Date all equipment of the Company in his possession or control.  Notwithstanding the foregoing, the Executive will be permitted to retain the personal computer (Panasonic Toughbook laptop computer) provided by the Company for Executive’s use, which laptop computer the parties agree has a depreciated value of $1,200 (one thousand two hundred dollars).  Notwithstanding the foregoing, the Company shall be permitted to retain the laptop computer for such time as is reasonably necessary to remove from it all Company information and software.

14.                                 Taxes.  To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

15.                                 In the Event of a Claimed Breach.  All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Jose, California, in accordance with the applicable dispute resolution rules of the Judicial Arbitration and Mediation Service (“JAMS”). The arbitration shall be commenced by filing a demand for arbitration with JAMS within 60 (sixty) days after the filing party has given notice of such breach to the other party.  The arbitrator shall have authority to award the prevailing party attorneys’ fees and expert fees, if any.  Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Sections 13(a) and (b) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.  Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Sections 13(a) and (b) of this Agreement, neither of the parties hereto shall raise the defense that there is an adequate remedy at law.

16.                                 Choice of Law.  This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

17.                                 Notices.  All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)                                  If to the Company:

Accuray Incorporated

Attn:  Euan Thomson, CEO

1310 Chesapeake Terrace

Sunnyvale, CA  94089

Phone:  408-716-4600

Fax:  408-716-4747

(b)                                 If to the Executive:

Christopher Mitchell

15 Emerald Lake Place

Emerald Hills, CA  94062

Phone:  650-703-7549

18.                                 Severability.  Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect.  If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters.  This paragraph shall not operate, however, to sever the Executive’s obligation to provide the binding release to all entities intended to be released hereunder.

19.                                 Understanding and Authority.  The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

20.                                 Integration Clause.  This Agreement, the Employment Agreement, and the Employee Invention Assignment and Confidentiality Agreement contain the entire agreement of the parties with regard to the matters referenced herein and supersede any prior agreements as to such matters. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and the Chief Executive Officer of the Company.   The Indemnification Agreement between the Company and the Executive shall not be affected by the existence of this Agreement, including this Section 20 hereof, and shall remain in full force and effect.

21.                                 Execution in Counterparts.  This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

22.                                 Section 409A of the Code.

(a)                                  The payments and benefits under this Agreement are intended to be exempt from the application of Section 409A of the Code.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury Regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any such compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may, with the Executive’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(b)                                 Notwithstanding anything to the contrary in this Agreement, no payment or benefits, including without limitation the amount payable under Section 3 hereof, shall be paid to the Executive during the six (6) month period following the Executive’s Separation from Service if the Company determines that paying such amount at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amount is delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(c)                                  To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A and the six (6) month delay requirement under 409A(a)(2)(B)(i) of the Code to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(d)                                 To the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement, including, without limitation under Section 2 or Section 11 hereof, are deemed to constitute compensation to the Executive, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any such payments or expense reimbursements in one year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

CHRISTOPHER MITCHELL		ACCURAY INCORPORATED

/s/ Christopher D. Mitchell		/s/ Euan Thomson
Christopher Mitchell		Euan Thomson
Title: Chief Executive Officer

Date	Oct. 24, 2008	Date	10-27-08

/s/ Darren J. Milliken
Associate General Counsel
Accuray Incorporated
10-27-08

Exhibit A

Accuray Incorporated
Closing Statement	ID: 20-8370041
1310 Chesapeake Terrace
Sunnyvale, CA 94089
Termination Date: 9/11/2008

Christopher Mitchell	ID: 758
15 Emerald Lake Place
Emerald Hills, CA United States 94062

Exercisable Options

Number	Grant Date	Plan/ Type	Price ($)	Shares Granted	Shares Exercised	Shares Exercisable	Vesting Stop Date	Total Price	Last Date To Exercise
00002056	02/29/08	2007/NQ	10.36000	30,000.00	0.00	5,000.00	9/11/2008	$51,800.00	12/11/08
00002184	08/29/08	2007/NQ	8.25000	30,000.00	0.00	1,250.00	9/11/2008	$10,312.50	12/11/08
00001533	05/25/07	2007/NQ	24.14000	73,432.00	0.00	26,686.80	9/11/2008	$644,219.35	12/11/08
00001532	05/25/07	2007/ISO	24.14000	16,568.00	0.00	3,313.00	9/11/2008	$79,975.82	12/11/08
		TOTALS		150,000.00	0.00	36,249.80		$786,307.67

Releasable Restricted Stock Awards

Number	Grant Date	Plan/ Type	Price ($)	Shares Granted	Shares Released	Shares Releasable	Shares Cancelled
00001526	05/25/07	2007/RSU	0.00000	10,000.00	2,500.00	0.00	7,500.00
00002064	02/29/08	2007/RSU	0.00000	5,000.00	0.00	0.00	5,000.00
00002186	08/29/08	2007/RSU	0.00000	2,500.00	0.00	0.00	2,500.00
		TOTALS		17,500.00	2,500.00	0.00	15,000.00

1

Exhibit B

Initials: Employee /s/ CM

Accuray /s/ PV

EMPLOYEE INVENTION ASSIGNMENT AND
CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Accuray, Inc., a California corporation (“Accuray”),I hereby represent to, and agree with Accuray as follows:

1.                                      Effective Date. I understand that this Agreement shall take effect on the date I begin work with Accuray (“Effective Date”).

2.                                      Purpose of Agreement. I understand that Accuray is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for Accuray to preserve and protect its “Proprietary Information” (as defined in Section 8 below), its rights in “Inventions” (as defined in Section 3 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with Accuray, whether or not I am expected to create inventions of value for Accuray.

3.                                      Disclosure of Inventions. I will promptly disclose in confidence to Accuray all ideas, writings, discoveries, inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive of or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”). I agree to maintain adequate and current written records on the development of all Inventions.

4.                                      Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that Accuray will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of Accuray, (ii) result from work performed by me for Accuray, or (iii) relate to Accuray’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of Accuray. I hereby irrevocably assign, and agree to assign, the Assigned Inventions to Accuray.

5.                                      Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 4 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ACCURAY CONFIDENTIAL

Initials: Employee /s/ CM

Accuray /s/ PV

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

Accordingly, I acknowledge that Inventions set forth in Schedule A (“Employee’s Disclosure”) are excluded from the operation of this Agreement. [NOTE: We recommend getting a record of all Inventions developed prior to employment with Accuray to avoid any ambiguity or argument as to what was developed during the period of employment.]

6.                                      Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to Accuray, I hereby irrevocably transfer and assign to Accuray: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of Accuray. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

7.                                      Cooperation. At Accuray’s request and expense, I will, during the term of my employment and thereafter, cooperate with and assist Accuray, and perform such further acts and execute, acknowledge and deliver to Accuray such further documents, as Accuray may deem necessary or advisable in order to obtain, establish, perfect, maintain, evidence, enforce or

ACCURAY CONFIDENTIAL

Initials: Employee /s/ CM

Accuray /s/ PV

otherwise protect any of the rights, title and interests assigned, transferred, conveyed, or licensed (or intended to be assigned, transferred, conveyed, or licensed) to Accuray under this Agreement, or otherwise carry out the intent and accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, to the extent permitted by applicable law, I hereby appoint Accuray as my attorney-in-fact (which appointment is coupled with an interest), with full power of substitution and delegation, with the right (but not the obligation) to perform any such acts and to execute, acknowledge and deliver any such documents on my behalf.

8.                                      Proprietary Information. I understand that my employment by Accuray creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by Accuray or a third party that relates to the business of Accuray or to the business of any parent, subsidiary, affiliate, customer or supplier of Accuray or any other party to which Accuray owes a duty of confidentiality, whether or not labeled or identified as proprietary or confidential, and including any copies, portions, extracts and derivatives thereof, except to the extent that I can prove that such information or materials (i) are or become generally known to the public through lawful means and through no act or omission of mine; (ii) were part of my general knowledge prior to my employment by Accuray; or (iii) are disclosed to me without restriction by a third party who rightfully possesses the information and is under no duty of confidentiality with respect thereto (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names. Except as disclosed on Schedule A to this Agreement, I have no knowledge of Accuray’s business or Proprietary Information, other than information I have learned from Accuray in the course of being hired and employed

9.                                      Confidentiality.  At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I agree to maintain at my work station and/or any other place under my control only such Proprietary information that is necessary to carry out my responsibilities as an employee of Accuray. I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that necessity no longer exists. I also agree not to make copies or otherwise reproduce Proprietary Information except to the extent necessary to carry out my, responsibilities as an employee of Accuray. [Note: Placing these restrictions on the location and reproduction of certain proprietary information helps to establish the employer’s efforts to “maintain the secrecy of” of this information, a required element for trade secrets status under the Uniform Trade Secrets Act. Cal. Civ. Code section 3426.1(d)(2).] I understand that avoiding loss or theft of Proprietary Information is an important part of my duties. 1 will not allow any other person to use my office access card or computer passwords, without prior managerial approval. I will only use secure networks established by Accuray when using Proprietary Information. I will not use or disclose any Proprietary Information without the prior written consent of Accuray, except as may be necessary to perform my duties as an employee of Accuray for the benefit of Accuray.

10.                               Termination. Upon termination of my employment with Accuray, I will promptly deliver to Accuray all documents and materials of any nature pertaining to my work

ACCURAY CONFIDENTIAL

Initials: Employee /s/ CM

Accuray /s/ PV

with Accuray and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information. I agree that after the termination of my employment with Accuray, I will not enter into any agreement that would cause me to violate any of my obligations under this Agreement and will inform any subsequent employers of my obligations under this Agreement.

11.                               Survival. The terms and conditions of this Agreement and my obligations hereunder shall survive any termination of my employment with Accuray and any expiration or termination of any employment or other agreement between Accuray and me, and such terms and conditions shall remain in full force and effect as set forth herein.

12.                               No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of Accuray will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to Accuray or use in the performance of my duties for Accuray any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to Accuray. Except as disclosed on Schedule A, 1 am aware of no prior agreements between me and any other person or entity concerning propriety information, creations, or proprietary rights.

13.                               Efforts; Duty Not to Compete. I understand that my employment with Accuray requires my undivided attention and effort. As a result, during my employment, I will not, without Accuray’s express written consent, engage in any other employment or business that (i) directly competes with the current or future business of Accuray; (ii) uses any Accuray information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with Accuray’s business interest and causes a disruption of its operations.

14.                               Notification. I hereby authorize Accuray to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

15.                               Non-Solicitation of Employees/Consultants. During my employment with Accuray and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of Accuray for my own benefit or for the benefit of any other person or entity.

16.                               Non-Solicitation of Suppliers/Customers. During and after the termination of my employment with Accuray, I will not directly or indirectly solicit or otherwise take away customers or suppliers of Accuray if, in so doing, I access, use or disclose any trade secrets or proprietary or confidential information of Accuray. I acknowledge and agree that the names and addresses of Accuray’s customers and suppliers, and all other confidential information related to them, including their buying and selling habits and special needs, whether created or obtained by, or disclosed to me during my employment, constitute trade secrets of Accuray.

ACCURAY CONFIDENTIAL

Initials: Employee /s/ CM

Accuray /s/ PV

17.                               Name & Likeness Rights. I hereby authorize Accuray to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for whatever purposes Accuray deems necessary.

18.                               Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of Accuray under any law concerning trade secrets or other Proprietary Rights. I recognize that my violation of this Agreement could cause Accuray irreparable harm and acknowledge that Accuray may have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement.

19.                               Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

20.                               Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

21.                               Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

22.                               Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. For Accuray, any such writing must be signed by one of the following: CEO, CFO or General Counsel. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

ACCURAY CONFIDENTIAL

Initials: Employee /s/ CM

Accuray /s/ PV

23.                               Successors and Assigns; Assignment. I acknowledge and agree that my obligations hereunder are personal, and that I shall have no right to assign, transfer or delegate and shall not assign, transfer or delegate or purport to assign, transfer or delegate this Agreement or any of my rights or obligations hereunder. This Agreement and any rights and obligations of Accuray hereunder may be freely assigned, transferred or delegated by Accuray. Any assignment, transfer or delegation in violation of this Article 23 shall be null and void. Subject to the foregoing restrictions on assignments, transfers and delegations, this Agreement shall inure to the benefit of Accuray and its affiliates, officers, directors, agents, successors and assigns; and shall be binding on me and my heirs, devisees, spouses, agents, legal representatives and successors

24.                               “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate Accuray to employ me for any stated period of time. I understand that I am an “at will” employee of Accuray and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either Accuray or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by Accuray. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

I REPRESENT THAT I HAVE READ THIS AGREEMENT, AND THAT I FULLY UNDERSTAND ALL OF ITS TERMS AND CONDITIONS; I HAVE EXECUTED THIS AGREEMENT WITHOUT COERCION OR DURESS OF ANY KIND.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

ACCURAY, INC.:		EMPLOYEE:

By:	/s/ Paul A. Vagadori	/s/ Christopher D. Mitchell
Signature

Name:	Paul A. Vagadori	Christopher D. Mitchell
Name (Please Print)

Title:	Sr. Director, HR

ACCURAY CONFIDENTIAL

Initials: Employee /s/ CM

Accuray /s/ PV

SCHEDULE A

EMPLOYEE’S DISCLOSURE

1. Proprietary Information. Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of Accuray, other than the following information I have learned from Accuray in the course of being hired:

2. Previous Creations. Except for the items set forth below, there is nothing that I wish to exclude from the operation of this Agreement:

3. Prior Agreements. Except as set forth below, I am aware of no prior agreements between me and any other person or entity concerning proprietary information, creations or proprietary rights (of the nature described in Section 2 above) (attach copies, or summary of terms, of all agreements in your possession):

Date:

Christopher D. Mitchell
Employee Name

/s/ Christopher D. Mitchell
Employee Signature

ACCURAY CONFIDENTIAL